Exhibit 26 (k)

                  Opinion and Consent of Michele Drummey, Esq.

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April 25, 2007

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re       PHLVIC Variable Universal Life Account
         PHL Variable Insurance Company

         Post-Effective Amendment No.10 to Registration Statement
         No. 333-119916 and 811-09065 filed on Form N-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Post-Effective Amendment No. 11 to Registration Statement No. 333-119916 ("PEA No. 10") filed on Form N-6 under the Securities Act of 1933 for PHL Variable Insurance Company's individual variable universal life insurance policy ("Policy"). PHLVIC Variable Universal Life Account issues the Policy.

As an attorney for PHL Variable Insurance Company ("PHLVIC"), I provide legal advice to PHLVIC in connection with the operation of its variable products. In this role I am familiar with PEA No.10 for the Policy. I have made an examination of the law and the documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the following opinion:

1. PHLVIC is a valid corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

2. PHLVIC Variable Universal Life Account is a separate account validly established and maintained by PHLVIC in accordance with Connecticut law.

3. The Policy, when properly issued, is a legal and binding obligation of PHLVIC, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to PEA No. 10.

                                     Yours truly,

                                     By: /s/ MICHELE DRUMMEY
                                          Michele Drummey
                                          Counsel for PHLVIC